Exhibit 10.35

EMPLOYMENT AGREEMENT

between

TeleCommunication Systems, Inc.

and

Maurice B. Tosé

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of March 1, 2014 (the “Effective Date”), between the individual signing as “Executive” at the end of this Agreement (hereinafter referred to as “Executive”), and TeleCommunication Systems, Inc. (hereinafter referred to as “Company”);

WHEREAS, Company desires to continue Executive's employment, and Executive desires to remain employed by Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Employment, Duties and Responsibilities.

(a)Executive shall serve as, and with the title, office and authority of, Chief Executive Officer and President of the Company, and the Chairman of the Board of Directors of the Company (the “Board”) and shall report directly to the Board.

(b)Executive shall have effective supervision and control over, and responsibility for, the strategic direction and general and active day-to-day leadership and management of the business and affairs of the Company and the direct and indirect subsidiaries of the Company, subject to the authority and direction of the Board, and shall have all of the powers, authority, duties and responsibilities usually incident to the positions and offices of Chief Executive Officer, President and Chairman of the Board of the Company.

(c)Executive agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude him from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that Executive is serving on as of the Effective Date or any other corporation or entity that is not a Competitor (as defined in Section 6.6.1) or (iii) managing his personal investments, provided that such activities do not materially interfere with his regular performance of his duties and responsibilities hereunder.

2.Term of Employment. The term of Executive's employment (the “Term”) shall commence on the Effective Date of this Agreement and continue for a period of three years following the Effective Date, unless sooner terminated as provided herein.  Upon the third anniversary of the Effective Date and on each anniversary thereafter, the Term shall be automatically extended for one year unless at least 90 days prior to such anniversary either party shall give notice to the other party that the Term shall not be so extended.

3.Compensation and Benefits.

3.1Base Salary. During Executive’s employment under this Agreement, Company shall pay or cause to be paid to Executive a base salary at an annual rate of not less than $640,000.00 (the “Base Salary”), payable in cash in equal periodic installments not less frequent than the periodic installments in effect for salaries of executives of Executive’s level at the Company. The Base Salary shall be subject to review and adjustment by the Compensation Committee of the Board (the “Compensation Committee”), at such times as salary reviews are conducted generally for executives of the same level as Executive, but in no event less frequent than annually.

3.2Incentive Compensation. During Executive’s employment under this Agreement, Company shall cause Executive to be eligible to participate in each bonus or incentive compensation plan, program or policy maintained by Company from time to time, in whole or in part, for executives of Executive’s level (“Bonus Plan”). All terms and conditions and the amount actually payable under any Bonus Plan shall be determined solely by Company or by such person or administrative body as provided in the Bonus Plan; provided, however, that Executive’s annual target bonus shall be set at 200% of Base Salary (the “Annual Target Bonus”) and his threshold bonus level shall be set to at least 85% of Base Salary. Said incentive compensation is not guaranteed and is contingent upon Executive and Company achieving deliverables or goals agreed upon by Executive and the Compensation Committee. Said incentive compensation shall not be considered “earned” by Executive until Company has allocated payment to be made to Executive for any performance period. Payment under any Bonus Plan shall be made, if at all, by no later than March 15th of the year after the year in which the incentive compensation is earned.

3.3Incentive Stock Compensation. During Executive’s employment with Company, Executive will be eligible to participate in stock incentive plans maintained by Company, and may receive in the future, awards of restricted or unrestricted stock, stock units, stock options and other stock-based awards as determined in the sole discretion of the Compensation Committee (collectively, “Incentive Stock Awards”). The specific terms and conditions of any Incentive Stock Awards shall be set out in an award agreement between Executive and Company and shall contain such provisions as determined in the sole discretion of the Compensation Committee. Executive agrees that all Incentive Stock Awards shall be subject to the terms of the Company’s Compensation Recovery Policy as described in Section 3.7, except that Incentive Stock Awards granted before the Effective Date shall be subject to the Compensation Recovery Policy only to the extent necessary in order to satisfy the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The grant of Incentive Stock Awards shall not be construed to constitute or to be evidence of a commitment or guarantee to renew this Agreement or to employ or retain Executive for any period of time inconsistent with Section 2 of this Agreement.

3.4Benefits. During employment under this Agreement, Executive shall be entitled to: (A) participation in such executive retirement and welfare benefit plans, programs, policies and arrangements as maintained by Company from time to time, in whole or in part, for executives of Executive’s level at the Company, including but not limited to Company’s employee stock ownership plan, and its health, disability, life insurance and sickness and accident insurance plans; and (B) paid vacation, holidays, leave of absence, leave for illness, funeral leave and temporary disability leave in accordance with the policies of Company as in effect from time to time; and (C) perquisites as from time to time provided by Company to executives of Executive’s level. Without limiting the generality of the foregoing, the Company shall also provide Executive with six (6) weeks of annual vacation leave and long-term disability insurance coverage through an individual disability insurance policy paying benefits pursuant to the terms summarized in Attachment A.

3.5Expenses. During Executive’s employment under this Agreement, Company shall reimburse Executive for ordinary and reasonable out-of-pocket expenses incurred by Executive in the performance of duties hereunder, provided that Executive shall account to Company for such expenses in accordance with the employee business expense policies and practices of Company and all such reimbursements shall be provided in a fashion that will not deter income in violation of Code Section 409A and shall be subject to the requirements of Section 16.6.

3.6Effect of Termination. Upon termination of employment for any reason, Executive shall no longer be entitled to participation in any benefits programs, including the period when severance is payable under the Agreement, except as otherwise specified hereunder.

3.7Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in order to satisfy the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed (“Compensation Recovery Policy”). This Agreement may be unilaterally amended by the Company to comply with any such Compensation Recovery Policy, except as otherwise specified in Section 3.3.

4.Termination of Employment.

4.1Dismissal without Good Cause and Resignation for Good Reason.

4.1.1Dismissal without Good Cause. Company may terminate Executive’s employment under this Agreement without Good Cause (as defined in Section 4.1.4) at any time by giving notice thereof to Executive at least 30 days before the effective date of such termination (the “Notice Period”); provided, however that the Company can request that Executive cease performing services and/or reporting to work during the Notice Period so long as it continues to provide all compensation and benefits to Executive during the Notice Period. Upon such termination, Executive shall be entitled to such compensation as provided in Section 4.1.3.

4.1.2Resignation for Good Reason. Executive may terminate his employment under this Agreement for Good Reason (as defined in Section 4.1.5) at any time by written notice thereof to Company at least 30 days before the effective date of such termination. Such notice shall specify in reasonable detail the Good Reason based upon which Executive intends to terminate his employment. Company shall have a period of at least 30 days in order to cure and correct the condition(s) constituting grounds for such Good Reason termination, to the extent such conditions are capable of cure. Upon such termination, Executive shall be entitled to such compensation as provided in Section 4.1.3.

4.1.3Severance Pay upon Dismissal Without Good Cause or Resignation for Good Reason. If Executive’s employment under this Agreement is terminated by Company without Good Cause or by Executive for Good Reason (other than under circumstances described in Section 4.3), Executive shall be entitled to the following:

(i)

an amount equal to the sum of (A) two times the sum of (I) Executive’s Base Salary at the rate in effect immediately before the date of termination (determined without regard to any reduction thereof which constitutes Good Reason) plus (II)

the average amount paid to Executive under the terms of the Bonus Plan over the prior two performance periods completed prior to the date of termination, plus (B) the Annual Target Bonus for the year of termination, prorated based on a fraction, the numerator of which is the number of months during the year including the month in which termination occurs and the denominator of which is 12, which amount shall be paid in a single lump sum 60 days after the date of termination, subject to Section 4.4;

(ii)

if Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), Company shall reimburse him for the difference between the monthly COBRA premium paid by him for himself and his dependents and the monthly premium amount paid by active executives of Executive’s level at the Company (the “Company Paid Portion”). Such reimbursement shall include an additional amount designed to cover all estimated applicable federal, state and local income and payroll taxes imposed on Executive with respect to the “Company Paid Portion. Any additional amount payable in accordance with this Section 4.1.3(ii) shall be paid to Executive in cash (less required withholding) on the 15th of the month immediately following the month in which Executive timely remits the premium payment. In determining the amount of such payment, Executive shall be deemed to pay federal, state and local income tax at the highest marginal rate applicable to individuals in the calendar year in which the payment is made and to pay state and local income taxes at the highest effective rate in the state or locality in which such payment is taxable. All payments made under this Section 4.1.3(ii) shall be made in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1).  Executive shall be eligible to receive such reimbursement until the earliest of (A) 18 months after the date of termination; and (B) the date he is no longer eligible to receive COBRA continuation coverage; and

(iii)	full (100%) vesting under each of Executive’s then outstanding Incentive Stock Awards.

4.1.4Definition of “Good Cause.” “Good Cause” means:

(i)

Executive’s willful gross misconduct, gross neglect, material malfeasance or gross negligence in carrying out his duties hereunder, or willful breach of this Agreement (other than an inadvertent and nonrecurring breach cured and corrected by Executive within 30 days after notice thereof by Company). Under this provision, “willful breach” shall include, but not be limited to, insubordination, serious dereliction of fiduciary obligation, chronic abuse by Executive of alcohol or narcotics, a violation of any material Company rule, regulation or policy, or a serious violation of any law governing the workplace. It is provided further that no act or failure to act shall be considered “willful” if Executive reasonably believed in good faith that such act or failure to act (A) was not a violation of any obligation, rule, policy or applicable law or (B) was in, or not opposed to, the best interests of Company and its affiliates;

(ii)	any act or conduct of dishonesty to Company by Executive involving fraud and embezzlement;

(iii)

Executive’s conviction, including a plea of guilty or nolo contendere, of a felony involving theft or moral turpitude, other than a felony predicated on Executive’s vicarious liability (for purposes of this Agreement, “vicarious liability” means Executive’s liability based on acts of Company for which Executive is charged solely as a result of his offices with Company and in which he was not directly involved or did not have prior knowledge of such acts unless Executive’s liability results from a failure to perform his duties in accordance with the terms of this Agreement); and

(iv)

Executive’s unauthorized use or willful or negligent disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company.

4.1.5Definition of “Good Reason.” “Good Reason” means any of the following conditions:

(i)

any change in Executive's title or position that constitutes a material diminution in authority as compared to the authority of Executive’s title or position as of the Effective Date, or any substantial diminution in Executive's duties and responsibilities (other than a change due to Executive’s Disability);

(ii)	any material change in Executive's reporting responsibilities;
(iii)

a material reduction in Executive’s Base Salary or total compensation and benefits opportunity (other than as part of an across-the-board reduction in compensation and/or benefits for executives of Executive’s level at the Company);

(iv)	any material breach by the Company to honor its obligations under this Agreement;
(v)	the relocation of the Company's principal offices to a location more than 20 miles from its current location in Annapolis, Maryland;
(vi)	any failure by the Company to obtain an assumption of this Agreement by a successor corporation as required under Section 9 hereof; and
(vii)	the failure of the Company to re-nominate Executive to the Board.
(viii)

notice by the Company pursuant to Section 2 that it is electing not to extend the Term of this Agreement; provided, however, that if the Company exercise such right on or after September 30, 2019, the amount payable under Section 4.1.3(i) shall be limited to two times Executive’s Base Salary at the rate in effect immediately before the date of termination (determined without regard to any reduction thereof which constitutes Good Reason).

provided, however, that Executive notifies Company within 90 days after the existence of any such condition and Company is provided an opportunity to cure and correct any condition that is capable of cure and the Company fails to cure and correct such condition within 30 days after receipt of such notice. Notwithstanding the foregoing, Good Reason shall not exist unless the termination of employment occurs no later than two years following the initial existence of any condition provided in this Section 4.1.5.

4.2Dismissal for Good Cause, Resignation without Good Reason and Termination upon Death or Disability.

4.2.1Dismissal for Good Cause. Company (acting though the Board) may terminate Executive’s employment under this Agreement for Good Cause at any time, provided that (A) Executive is provided with a description of the specific reasons which form the basis for Cause, (B) the Board provides Executive with an opportunity to be heard at a meeting of the Board, with or without legal representation, and (C) if the act or failure identified by the Board as constituting Cause is reasonably capable of cure, Executive shall be given a reasonable period of time (of not less than 20 days) to correct such act or failure. The effect of a dismissal for Good Cause is provided in Section 4.2.4.

4.2.2Resignation without Good Reason. Executive may terminate his employment hereunder at any time without Good Reason by notice thereof to Company at least 30 days before the Effective Date of such termination. The effect of a resignation without Good Reason is provided in Section 4.2.4.

4.2.3Termination upon Death or Disability.

(i)

The Agreement shall terminate automatically upon Executive’s death. If Company determines in good faith that Executive has a Disability (as defined in this Section 4.2.3), Company may terminate employment under this Agreement by notifying Executive thereof at least 30 days before the effective date of termination. For purposes of this Agreement, “Disability” means any medically determinable physical or mental impairment which can be expected to result in death within six months or which renders Executive unable substantially to perform each of the material duties of Executive required hereby, and that such disability has lasted for the immediately preceding 90 days and is, as of the date of determination, reasonably expected to last an additional six months or longer after the date of determination, in each case based upon medically available reliable information. If there is any dispute between the parties as to Executive’s Disability, Company shall select or approve a physician whose determination as to Executive’s Disability shall bind the parties hereto. Any physicians selected hereunder shall be board-certified in the specialty most closely related to the nature of the disability alleged to exist. The effect of a termination due to Executive’s death or Disability is provided in Section 4.2.4.

(ii)

Executive shall continue to receive all compensation and benefits payable during any period that the Executive is unable substantially to perform the material duties required to be performed by Executive (unless and until Executive’s employment is terminated pursuant to this Section 4.2.3 on account of Disability). Any Base Salary due Executive may be reduced by the amount of any disability payments to which Executive is entitled as a result of a disability pursuant to any Company disability plan.

(iii)

If Executive’s employment under this Agreement is terminated by reason of Executive’s death or Disability, Executive (including, for this purpose, his guardian or personal representative, as the case may be), shall be entitled to the following:

(A)

in the case of Executive’s Disability, an amount equal to Executive’s Base Salary at the rate in effect immediately before the date of termination for the duration of the elimination period under the individual disability insurance policy described in Section 3.4, which amount shall be paid in a single lump sum 60 days after the date of termination, subject to Section 4.4;

(B)

the Annual Target Bonus for the year of termination, prorated based on a fraction, the numerator of which is the number of months during the year including the month in which termination occurs and the denominator of which is 12;

(C)

if Executive (or, in the case of Executive’s death, his surviving spouse) timely and properly elects COBRA continuation coverage, Company shall reimburse him for the difference between the monthly COBRA premium paid by him for himself (or, in the case of Executive’s death, his surviving spouse) and eligible dependents and the monthly premium amount paid by active executives of Executive’s level at the Company  (the “Company Paid Portion”). Such reimbursement shall include an additional amount designed to cover all estimated applicable federal, state and local income and payroll taxes imposed on Executive (or, in the case of Executive’s death, his surviving spouse) with respect to the “Company Paid Portion. Any additional amount payable in accordance with this Section 4.2.3(iii) shall be paid to Executive (or, in the case of Executive’s death, his surviving spouse) in cash (less required withholding) on the 15th of the month immediately following the month in which Executive (or, in the case of Executive’s death, his surviving spouse) timely remits the premium payment. In determining the amount of such payment Executive (or, in the case of Executive’s death, his surviving spouse) shall be deemed to pay federal, state and local income tax at the highest marginal rate applicable to individuals in the calendar year in which the payment is made and to pay state and local income taxes at the highest effective rate in the state or locality in which such payment is taxable. All payments made under this Section 4.2.3(iii) shall be made in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1).  Executive (or, in the case of Executive’s death, his surviving spouse) shall be eligible to receive such reimbursement until the earliest of (A) 18 months after the date of termination (36 months in the case of Executive’s death); and (B) the date Executive (or, in the case of Executive’s death, his surviving spouse) is no longer eligible to receive COBRA continuation coverage;

(D)	in the case of Executive’s Disability, all benefits payable under the individual disability insurance policy described in Section 3.4.2; and
(E)	full (100%) vesting under each of Executive’s then outstanding Incentive Stock Awards.

4.2.4Effect of Dismissal for Good Cause, Resignation Without Good Reason, or Termination upon Death or Disability. If Executive’s employment under this Agreement is terminated by Company for Good Cause, by Executive without Good Reason, or due to Executive’s death or Disability as provided in this Agreement, all obligations of Company under this Agreement shall terminate, except as provided in Section 4.2.3 and/or 4.6.

4.3Termination After a Change in Control.

4.3.1Termination Events Triggering Compensation. Company shall pay or cause to be paid to Executive such compensation as provided in Section 4.3.2, if Executive’s employment under this Agreement is terminated by Company without Good Cause or by Executive for Good Reason, in either case coincident with or within 24 months after a Change in Control (as defined in Section 4.3.3).

4.3.2Compensation upon Termination. If Executive’s employment hereunder is terminated as provided in Section 4.3.1, Executive shall be entitled to the following:

(i)

three times the sum of (A) Executive’s Base Salary plus (B) Executive’s Annual Target Bonus (each as in effect immediately before the date of termination and determined without regard to any reduction thereof which constitutes Good Reason), which amount shall be paid in a single lump sum 60 days after the date of termination, subject to Section 4.4;

(ii)

family health coverage under the Company’s group health plan, for the remainder of the life of Executive and his spouse. Executive (or Executive’s spouse, as the case may be) shall pay the full cost of such coverage and the Company shall pay Executive (or Executive’s spouse, as the case may be), in cash, less required withholding, an amount equal to (A) the cost of such coverage, plus (B) an additional amount designed to cover all estimated applicable federal, state and local income and payroll taxes imposed on Executive (or Executive’s spouse, as the case may be) with respect to such additional payment. Any additional amount payable in accordance with this Section 4.3.2(ii) shall be paid to Executive (or Executive’s spouse, as the case may be) in cash (less required withholding), on a monthly basis, at the same time that the underlying medical coverage benefit is provided to Executive (or Executive’s spouse, as the case may be). In determining the amount of such payment Executive (or Executive’s spouse, as the case may be) shall be deemed to pay federal, state and local income tax at the highest marginal rate applicable to individuals in the calendar year in which the payment is made and to pay state and local income taxes at the highest effective rate in the state or locality in which such payment is taxable. All payments made under this Section 4.3.2(ii) shall be made in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1); and

(iii)	full (100%) vesting under each of Executive’s then outstanding Incentive Stock Awards.
4.3.3

Definition of “Change in Control.” A "Change in Control" means the earliest to occur of any of the following events, construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):

(A)	any one person or more than one person acting as a group (as defined in section 409A of the Code) other than Company, its subsidiaries, any employee benefit plan of Company, or an underwriter temporarily holding securities pursuant to an offering of such securities, acquires ownership of stock of Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Company;

(B)

any one person or more than one person acting as a group (as defined in section 409A of the Code), other than any subsidiary or parent of Company, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from Company that have a total gross fair market value of eighty-five percent or more of the total gross fair market value of all of the assets of Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

(C)

any merger, consolidation or reorganization involving Company immediately after which either (i) a majority of the directors of the surviving entity is not comprised of persons who were directors of Company immediately prior to such transaction and whose appointment or election is not endorsed or approved by a majority of the directors of Company before the transaction or (ii) persons who hold more than a majority of the total voting power represented by outstanding voting securities of the surviving entity are not persons who held outstanding voting securities of Company immediately prior to such transaction.

4.4Obligation to Provide Release/Duplication of Severance Pay. Payment of the additional compensation and benefits that Executive is entitled to receive as a result of his termination of employment under this Agreement shall be made or commence on the Company’s first regular payroll date following the 60th calendar day after Executive’s termination of employment (provided, however, that Executive’s coverage under the Company’s group health plan shall continue during such 60-day period) and is specifically conditioned on Executive’s execution, delivery to the Company, and subsequent nonrevocation of a mutual general release of claims with terms mutually agreed upon by the parties via good faith negotiation (the “Release”) that becomes effective no later than 60 days after the date of termination. In addition, Executive’s entitlement to receive additional compensation and benefits as a result of his employment termination under this Agreement is conditioned upon Executive not being in breach of any of the provisions of Section 6 of this Agreement at any time during the effectiveness thereof. In addition, Executive agrees to waive the right to receive benefits under any severance or similar plan or policy of Company if the value of such benefits exceeds the amount payable to him under this Agreement. Notwithstanding anything to the contrary in this Agreement, if the period during which Executive has discretion to execute, deliver, or revoke the Release straddles two taxable years of Executive, then Company shall provide or begin providing compensation and benefits under this Agreement in the second of the two taxable years, regardless of which taxable year he actually delivers the Release to Company.

4.5No Duty to Mitigate. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not he obtains other employment.

4.6Other Terms Upon Termination For Any Reason. In addition to the terms set forth above, upon termination of Executive’s employment for any reason, the Company shall:

(a)pay or cause to be paid to Executive any Base Salary that was earned and accrued (but unpaid) Base Salary earned but unpaid as of the date of termination, payable in cash on or before the day on which Executive would have been paid such amount if Executive’s employment hereunder had not been terminated, but in no event later than the date as required by law;

(b)pay or cause to be paid to Executive any other earned and accrued (but unpaid) compensation (such as unused paid-time off or any unpaid bonus for the prior year);

(c)reimburse Executive for any unreimbursed business expenses properly incurred by the Executive prior to the date of termination (in accordance with Section 3.5 hereof);

(d)pay or provide such accrued employee benefits, if any, to which Executive is entitled under any employee benefit plan and arrangement of the Company (in accordance with the terms and conditions of any such employee benefit plan or arrangement);

(e)assign to Executive all rights and privileges to the 14 Naval Academy football season tickets at the Navy Marine Corps Memorial Stadium Executive personally owned and subsequently transferred to the Company prior to the execution of this Agreement; and

(f)permit Executive to assume the lease to any suite leased by the Company at the Navy Marine Corps Memorial Stadium. Executive shall notify the Company of his desire to exercise his right to this option within 60 days of the date of his termination, and if exercised, the lease shall be assigned to him within 10 business days.

5.Ownership of Work Product.

5.1The Company shall own all Work Product (as defined below). To the extent permitted by law, All Work Product shall be considered work made for hire by Executive and owned by the Company.

5.2If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company), Executive agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Trade Secrets (as defined below), U.S. and international copyrights, patentable inventions, and other intellectual property rights therein to the Company, its successors and assigns.

5.3The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

5.4Executive agrees to perform upon the reasonable request of the Company, during or after Executive's employment, such further acts as may be necessary or desirable to transfer, perfect and defend the Company's ownership of the Work Product. When requested, Executive will:

(a)execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

(b)obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries;

(c)provide testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product; and

(d)perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company's request in connection with the foregoing, including (unless Executive is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of Executive's employment.

5.5For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work product that relates to the business and interests of the Company and that Executive conceives, develops, or delivers to the Company at any time during the term of Executive's employment. “Work Product” shall also include all intellectual property rights in any programming, documentation, technology or other work product that is now contained in any of the products or systems (including development and support systems) of the Company to the extent Executive conceived, developed or delivered such Work Product to the Company prior to the date of this Agreement while Executive was engaged as an independent contractor or Executive of the Company. Work Product shall encompass all of the forgoing whether patentable or not, and whether copyrightable or not. Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law.

5.6Executive agrees that all inventions and discoveries conceived, created, or devised in whole or in part by Executive, alone or with others, during the term of Executive’s employment with Company (singularly “Invention”, and collectively “Inventions”) which (1) directly relate in any manner, or are directly useful to, Company’s Business as described in this Agreement, (2) are developed, created or discovered as a part of Executive’s employment with Company or while Executive is performing services for Company, (3) are developed, created or discovered, in whole or in part, through the use of contractors, other employees, facilities, equipment, trade secrets or other resources of Company, or (4) arise out of tests, research or work carried out or being carried out by Company, shall be the sole and exclusive property of Company. Executive assigns and transfers to Company all of Executive’s right, title and interest in and to all Inventions, including all of Executive’s right, title and interest in and to any patents, patent applications, patent rights, patent claims, design rights, and all applications and registrations thereof for the Inventions anywhere in the world. Executive agrees to promptly disclose all Inventions to Company. Executive further agrees to execute and deliver to Company all documents and assist in any way that Company reasonably requests in order to secure any patent, design rights, or other intellectual property rights Company may have to any Invention, or to vest ownership of any such Invention in Company, at Company’s sole cost and expense. Executive further agrees that during and after termination of Executive’s employment with Company, Executive will not use or disclose any information regarding any Invention except in accordance with the provisions contained in this Agreement.

6.Restrictive Covenants.

6.1Competition. During the Term of this Agreement and, if Executive’s employment under this Agreement is terminated by Company or by Executive for any reason, the greater of (i) any period of time in which Executive continues to receive compensation of any kind from Company under this Agreement, or (ii) one year after the expiration of the Term of this Agreement, Executive shall not individually, or in association or combination with any other person or any entity, directly or indirectly, whether or not for monetary benefit: (a) own, manage, operate, join, control or participate in the ownership, management, operation or control of a Competitor (as defined in Section 6.6.1); or (b) become a director, officer, employee, consultant or lender of, or be compensated by, a Competitor. Notwithstanding the foregoing, Executive may own up to 1% of a publicly-traded Competitor.

6.2Confidential Information. Executive will create, have contact with and/or receive confidential information and trade secrets of the Company including, but not limited to: knowledge of Company’s customers and suppliers; methods of operations; business and marketing strategies; information about costs, purchasing, profits, markets, sales, prices, and financial condition; and information pertaining to scientific and technical designs, research, development, processes and know-how (collectively “Confidential Information”). Each piece of Confidential Information shall constitute a Trade Secret to the extent allowed under applicable Maryland Law (“Trade Secret”). Executive shall at all times hold in a fiduciary capacity for the benefit of Company all Confidential Information. During Executive’s employment with Company, and after termination, Executive will not, directly or indirectly, use, disclose, communicate or transfer any of the Confidential Information except in the course of Executive’s duties and responsibilities for Company, unless Executive asks and Company gives Executive prior written consent to do so. With respect to each item of Confidential Information, Executive’s obligations continue whether or not the item of Confidential Information is a trade secret until it ceases to be Confidential Information or a trade secret. Confidential Information does not include information (i) in the public domain, (ii) received by Executive outside of Executive’s employment with Company from a source not directly or indirectly under an obligation of confidentiality to Company or (iii) that later becomes public, unless such information is made public in breach of this Agreement or by a source directly or indirectly under an obligation of confidentiality to Company. During Executive's employment with Company under this Agreement and after the termination of such employment, Executive shall not, without the prior written consent of Company, knowingly communicate or divulge any Confidential Information to any Person other than Company and those designated by it or use any Confidential Information except for the benefit of Company, provided that Executive may make disclosures to comply with the law or legal process. Immediately upon termination of Executive's employment with Company at any time and for any reason, Executive shall return to Company all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information.

6.3Solicitation of Customers. During the term of Executive’s employment with Company, and for the greater of (i) any period of time in which Executive continues to receive compensation of any kind from Company, or (ii) one year after the Term of this Agreement, Executive will not, except on behalf of Company, individually, or in association or combination with any other person or any entity, directly or indirectly, whether or not for monetary benefit, solicit or divert, or attempt to solicit or divert, or assist or encourage any other person or entity to solicit or divert, any customer of Company that was a customer during the term of Executive’s employment for the purpose of (a) providing such customer any product or service which competes with the products or services offered by Company or which may be used in substitution for or in replacement of Company’s products or services; (b) altering, modifying or harming the development of such customer’s business relationship with Company; or (c) reducing the volume of business which such customer transacts with Company; provided, however, notwithstanding the foregoing or anything else contained in this Agreement, Executive shall be allowed to accept full time employment with any customer of Company to perform the same or similar services as Executive performed for Company during his employment so long as that customer is not an Company Competitor.

6.4Solicitation of Employees. During the Term of this Agreement and, if Executive’s employment under this Agreement is terminated by Company or by Executive for any reason, for the greater of (i) any period of time in which Executive continues to receive compensation of any kind from Company, or (ii) one year after the Term of this Agreement, Executive shall not, individually, or in association or combination with any other person or any entity, directly or indirectly, whether or not for monetary benefit: (a) solicit, participate in or promote the solicitation of any person who was employed by Company at any time during the three-month period prior to Executive's termination of employment under this Agreement to leave the employ of Company; or (b) on behalf of himself or any other Person, hire, employ or engage any such person. Executive further agrees that, during such time, if an Executive of Company contacts Executive about prospective employment, Executive will inform such employee that he cannot discuss the matter further without informing Company.

6.5Remedies for Breach. Executive agrees that damages in the event of any breach of Sections 6.1 through 6.4 by Executive would be difficult to ascertain. Executive therefore agrees that, notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 15, Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. Executive also agrees that a bond shall not be required by Employer in obtaining an injunction. The existence of this right shall not preclude any other rights and remedies at law or in equity that Company may have. The provisions of Section 8 shall survive termination of this Agreement. The existence of a claim or cause of action of any kind by Executive against Company shall not constitute a defense to the enforcement by Company of the rights provided in this Section 6 and shall not be a defense to any injunction proceeding.

6.6Definitions.

6.6.1“Competitor.” For purposes of Section 6, “Competitor” means any Person which sells goods or provides services which are directly competitive with those sold or provided by a business that (i) is being conducted by Company at the relevant time and (ii) was being conducted by Company at any time during the Term of this Agreement.

6.6.2“Company.” For purposes of Section 6, “Company” means TeleCommunication Systems, Inc., and its subsidiaries and affiliates.

6.6.3“Person.” For purposes of Section 6, “Person” means any individual or entity, including but not limited to any corporation, trust, sole proprietorship, joint venture or partnership.

6.7Survival of Section 6. Executive agrees that the noncompetition agreements, nondisclosure agreements and non-employment agreements in this Section 6 each constitute separate agreements independently supported by good and adequate consideration and, notwithstanding anything in this Agreement to the contrary, shall be severable from the other provisions of, and shall survive, this Agreement.

7.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with Company or, in the case of Company, to Company’s principal offices.

8.Taxes.

8.1Withholding Taxes. Company shall have the right, to the extent permitted by law, to withhold from any payment of any kind due to Executive under this Agreement to satisfy the tax withholding obligations of Company under applicable law.

8.2Adjustment Relating to Tax on Excess Parachute Payments.

8.2.1Adjustment. Notwithstanding anything in this Agreement to the contrary, in the event Company’s Accounting Firm (as defined in Section 9.2.2) determines that any portion of the cash compensation payable under this Agreement (such portion of compensation, the “Agreement Payment”), and the portions, if any, of other payments or distributions in the nature of compensation by Company to or for the benefit of Executive (including, but not limited to, the value of the acceleration in vesting or exercisability of stock options) whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (the Agreement Payment, together with such portions of other payments and distributions, the “Payments”), would cause any portion of the Payments to be subject to the excise tax imposed by section 4999, or any successor provision, of the Code (the “Excise Tax”, with the portion subject to excise tax, the “Parachute Payment”), then, subject to the provisions of Section 8.2.2 below, the Company shall pay to Executive an amount equal to two-thirds of the Excise Tax, up to an overall maximum payment of $500,000 with respect to such Parachute Payment.

8.2.2Notwithstanding the provisions of Section 8.2.1, no such amount shall be payable or made under Section 8.2.1 if Executive would, on a net after-tax basis (taking into account the amount of any payment required under Section 8.2.1) receive less compensation than he would receive if the Payments were reduced by the amount necessary to avoid subjecting such Payments to the Excise Tax. In such event, then, in lieu of any payment under Section 8.2.1, the amount of the Parachute Payment shall be reduced by the amount necessary to avoid subjecting such Payment to the Excise Tax (the "Parachute Payment Reduction"). If a Parachute Payment Reduction is necessary, the cash severance shall be reduced first, followed by a reduction in the accelerated vesting of any Incentive Stock Awards, and last by the reduction of any other benefits.

8.2.3 All determinations required to be made under this Section, including the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm (including Ernst & Young LP) (the “Accounting Firm”) as mutually agreed upon by the parties, which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. In the event that the Accounting Firm determines, for any reason, that it is unable to perform such services, or declines to do so, Company shall select another nationally recognized accounting firm to make the determinations required under this Section (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Company. Any determination by the Accounting Firm shall be binding upon Company and Executive.

9.Successors and Assigns.

(a)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to his designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the his estate.

10.Indemnification.

10.1General. The Company agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a trustee, director or officer of the Company, or any predecessor (including any sole proprietorship owned by him) or any affiliates or is or was serving at the request of the Company, any predecessor to the Company (including any proprietorship owned by him), or any affiliate as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to him even if he has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

10.2Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

10.3Enforcement. If a claim or request under this Section 10 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, he shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable law.

10.4Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify him for the portion of such Expenses to which he is entitled.

10.5Advance of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon his request that the Company pay such Expenses, but only in the event that he shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

10.6Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, he shall give the Company such information and cooperation as it may reasonably require and as shall be within his power and at such times and places as are convenient for him.

10.7Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

(a)Company will be entitled to participate therein at its own expense;

(b)except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and him, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company; and

(c)Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on Executive without his written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

10.8Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

11.Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse him for all legal fees and expenses reasonably incurred by him in connection with such contest or dispute, but only if he prevails to a substantial extent with respect to the his claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses. In addition to the foregoing, the Company shall reimburse Executive for up to $15,000 in reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement.

12.Entire Agreement. This Agreement constitutes the entire understanding of Executive and the Company with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.

13.Amendment and Waiver. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. No waiver of any term or condition of this Agreement shall be effective unless agreed to in writing between the parties.

14.Governing Law and Severability. This Agreement shall be governed by the laws of the State of Maryland (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of Maryland) and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.Arbitration. disputes regarding EXECUTIVE’s employment with Company, including, without limitation, any dispute UNDER THIS AGREEMENT which cannot be resolved by negotiations between Company and EXECUTIVE, but excluding any disputes regarding EXECUTIVE’s compliance with Section 6, shall be submitted to, and solely determined by, final and binding arbitration conducted by Jams/Endispute, Inc.’s arbitration rules applicable to employment disputes, and the parties agree to be bound by the final award of the arbitrator in any such proceeding. The arbitrator shall apply the laws of the State of MARYLAND (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of Maryland) with respect to the interpretation or enforcement of any matter relating to this Agreement; in all other cases the arbitrator shall apply the laws of the state specified in COMPANY’S alternative dispute resolution policy as in effect from time to time (if any). Arbitration shall be held in BALTIMORE, MARYLAND, or such other place as the parties may mutually agree, and shall be conducted ONLY by a former judge. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof.

16.Section 409A Compliance.

16.1This Agreement is intended to comply with, or otherwise be exempt from, section 409A of the Code.

16.2The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under section 409A of the Code.

16.3If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under section 409A of the Code, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of section 409A of the Code.

16.4The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Executive, that is determined to result in an additional tax, penalty, or interest under section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under section 409A of the Code.

16.5For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

16.6With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

16.7If a payment obligation under this Agreement arises on account of Executive’s “separation from service” while Executive is a “specified Executive” (as each such term is defined under section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treas. Reg. § 1.409A‑1(b)(1), after giving effect to the exemptions in Treas. Reg. § 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following his death. For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WITNESS/ATTEST	TELECOMMUNICATION SYSTEMS, INC
/s/Debbie Pace	By: /s/ James M. Bethmann
Title: Director, Chairman of Compensation Committee

EXECUTIVE
/s/ Bruce A. White	/s/ Maurice B. Tosé
Sr. Vice President & General Counsel